Exhibit 10.9

AMENDMENT NO. 1

Dated as of May 2, 2017

to

INDEPENDENCE REALTY trust, inc.

LONG TERM Incentive Plan

(Amended and Restated as of May 12, 2016)

Pursuant to Article 15 of the Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”) the Compensation Committee of the Board of Directors of Independence Realty Trust, Inc. desires to amend the Plan and related Awards to allow for a modification of its withholding rules with respect to Federal income and other tax obligations.   Accordingly, effective as of the date set forth above, Section 16.2 the Plan is hereby amended and restated as follows:

16.2 WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.  With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the maximum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.  All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

To record the adoption of this Amendment No. 1, the Compensation Committee of the Board of Directors has authorized the undersigned to execute this Amendment to be executed as of the date set forth above.

INDEPENDENCE REALTY TRUST, INC.

By:  /s/ James J. Sebra

Name:  James J. Sebra

Title:  Chief Financial Officer & Treasurer